Exhibit 99.1

FROM LARRY PROBST

On behalf of EA’s Board of Directors, I am very pleased to announce that we have chosen Andrew Wilson to serve as the next Chief Executive Officer of Electronic Arts.

The rigorous search conducted by our Board included several talented executives from both outside the company and from within EA. Andrew’s appointment is a clear demonstration of the deep bench of management talent at EA, and reflects our fundamental belief that EA is on track to become the global leader in interactive games and services.

Andrew joined EA in 2000 and has held several strategic positions in our studio organization, providing leadership on product and brand development for both packaged goods and digital services. He has extensive experience with our Asia Online Publishing Group and our studio in Seoul, Korea. Earlier in his career at EA, Andrew distinguished himself as the Executive Producer of our FIFA franchise. Most recently he has served as the Executive Vice President overseeing EA SPORTS and our online portal for digital games and services, Origin. In his leadership role of the EA SPORTS Label he has shown an exceptional ability to identify and develop talented people and teams.

I am convinced that Andrew was an inspired choice by our Board, and one I expect the team at EA will enthusiastically support. Andrew is the first studio executive to serve as our CEO, a testament to his blend of creative skills and business acumen. He is a compelling and charismatic communicator who cares deeply about organizational development, teams, and the individual careers of people who work for EA. Most of all, he has a powerful sense of respect for and commitment to our consumers.

To support Andrew in his transition to CEO, I will continue to serve as EA’s Executive Chairman for an indefinite period.

Please join me in congratulating Andrew on becoming the Chief Executive Officer of Electronic Arts.

FROM ANDREW WILSON

Let me start by saying I am deeply honored and humbled to become EA’s CEO. I have a profound respect and passion for this organization, as well as for our global community of fans, and I’m incredibly motivated to serve our people, our gamers and our shareholders at such an exciting time in our industry.

From my start at EA in Australia back in 2000, through stops in Asia, Europe and now North America, I’ve worked with people in this company who have consistently amazed and inspired me. It’s my passion for our people and the great products we all impact that gives me such excitement for our future. I hope you all feel the same level of energy and optimism that I do as we embark on this journey together.

I envision EA as the World’s Greatest Games Company. This is not about what we are aiming for or what we will become. Rather, it is about an unfaltering commitment to what we will be every day. This is an attitude that must drive our culture as one team.

I also believe EA’s strategy is sound. Our focus on our talent, our brands and our platform together with our investment in next-generation consoles, mobile and PC free-to-play, as part of our ongoing transition to digital, is right. But we have plenty of work ahead to ensure our collective success.

In the short term, our mission is crystal clear: We are 100 percent focused on delivering our FY14 business plan. We have made strong progress in the first half of the fiscal year, establishing financial discipline and continuing to create a slate of fantastic games for current and next-generation consoles, mobile and PC. But now we’ve got to finish the job – execute in Q3 and Q4 and deliver on the promises we made to our fans and our shareholders.

Looking ahead, my focus will be on three things:

1.	Continued transformation for our digital future;

2.	Delivering amazing games and services across platforms; and

3.	Instilling a culture of execution that will drive profitable growth.

In the days and weeks ahead, I will provide a greater level of operational detail behind the plan that will make these goals a reality.

I could not be more proud to lead you as CEO of EA. Thank you in advance for your support.